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                                                                      EXHIBIT 99


CASE                                                                News Release
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CASE CORPORATION   700 STATE STREET   RACINE, WI 53404   U.S.A.
HTTP://WWW.CASECORP.COM


For more information, contact:

William B. Masterson   (414) 636-5793


         DELAYS IN LARGE EQUIPMENT SALES TO CIS AND SURROUNDING REGION
      TO NEGATIVELY IMPACT CASE CORPORATION'S SECOND QUARTER RESULTS; NOT
                       EXPECTED TO AFFECT FULL-YEAR


     Racine, Wisconsin (June 30, 1998) -- Case Corporation (NYSE:CSE) said today that large sales of agricultural equipment to the Commonwealth of Independent States and surrounding countries will be delayed until after the close of the company's second quarter. This includes a sale of 500 combines to Russia that will now be completed in several, smaller transactions, rather than fully completed in June as planned. As a result, second quarter earnings per share will be negatively impacted by approximately $.20, compared with the company's prior expectations, and will be below the $1.74 earnings per share reported for the period last year.

     "Our results for the second quarter will be strong, but somewhat below our exceptional performance in the second quarter of last year, due to delays of large equipment sales to the Commonwealth of Independent States and the surrounding region," said Jean-Pierre Rosso, Case chairman and chief executive officer. "At this time, we do not expect these delays to affect our performance for the year."

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     For the second quarter of 1997, Case's earnings of $1.74 per share were up
22 percent over the previous year's earnings of $1.42 per share, on a fully diluted basis.

     "The timing of large equipment sales of this magnitude can have a significant impact on quarterly results," Rosso added. "Emerging markets continue to be an excellent source of business for Case as demand for agricultural equipment in these countries remains strong, driven by a desire for self-sufficient food production. The key to completing these large sales agreements is obtaining the proper financing that ensures Case's profitability. Most of the company's large equipment sales have been guaranteed by the U.S. Export-Import Bank, and we have begun to successfully arrange private financing that will enable us to serve a greater portion of the market.

     "The successful combination of these two approaches has allowed us to facilitate continued sales growth in the region," Rosso said. "As a result, we continue to meet demand in this part of the world despite the changes that have occurred in the credit environment."

     The company said that the sale of 500 combines to Russia was initially to be funded through a private financing arrangement that, due to its size, was no longer viable as economic conditions worsened in Russia. As a result, Case decided to execute the transaction through a succession of tranches, the first of which involves 100 combines. This was completed in the second quarter.

     The company anticipates that additional tranches of this transaction will be completed as other financing sources are arranged. However, these combines also may be utilized to meet demand in other markets around the world.

     Case continues to complete sales in the region with financing guaranteed by the U.S. Ex-Im Bank. During the second quarter, Case sold 400 high-horsepower tractors and 140 combines to Uzbekistan with U.S. Ex-Im Bank financing. In addition, the company has completed a number of

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smaller transactions in the second quarter funded by private financing, including two other sales in Russia totaling 100 combines.

     Case Corporation is a leading worldwide designer, manufacturer and distributor of agricultural and construction equipment, and offers a broad array of financial products and services, including equipment loans, leasing and insurance. Headquartered in Racine, Wisconsin, Case had 1997 revenues of $6 billion and sells its products in 150 countries through a network of approximately 4,900 independent dealers.

     The information included in this news release contains some forward-looking statements and involves risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The company's outlook is predominantly based on its interpretation of what it considers key economic assumptions. Crop production and commodity prices are strongly affected by weather and can fluctuate significantly. Housing starts and other construction activity are sensitive to interest rates and government spending. Some of the other significant factors for the company include general economic and capital market conditions, the cyclical nature of its business, foreign currency movements, the company's access to credit, political uncertainty and civil unrest in various areas of the world, pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), changes in environmental laws, and employee and labor relations. Further information concerning factors that could significantly impact expected results is included in the following sections of the company's Form 10-K Annual Report for 1997, as filed with the Securities and Exchange Commission: Business -- Employees, Business -- Environmental Matters, Business -- Significant International Operations, Business -- Seasonality and Production Schedules, Business -- Competition, Legal Proceedings, and Management's Discussion and Analysis of Financial Condition and Results of Operations.

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